Exhibit 99.1        Press Release dated February 5, 2018

SIMPSON MANUFACTURING CO., INC. ANNOUNCES 2017 FOURTH QUARTER AND FULL-YEAR FINANCIAL RESULTS

Pleasanton, CA – February 5, 2018 -

● 2017 net sales of $977.0 million increased 14% year–over–year
● Reiterating aggressive 2020 financial targets under the Company's "2020 Plan"
● Committed $70 million in accelerated share repurchases in 2017
● Declared quarterly cash dividend of $0.21 per share

Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD), an industry leader in engineered structural connectors and building solutions, today announced its financial results for the fourth quarter and full-year of 2017. Unless otherwise stated, the Company’s results below, when referencing "recently acquired businesses" or "acquired net sales" refer to Gbo Fastening Systems AB ("Gbo", acquired January 2017) and CG Visions, Inc. (acquired January 2017), or net sales of such acquired businesses, respectively. Refer to the “Segment and Product Group Information” table below for additional segment information (including information about the Company’s Asia/Pacific segment and Administrative and All Other segment).

2017 Fourth Quarter Financial Highlights

All comparisons below (which are generally indicated by words such as “increased,” “decreased,” “remained,” or “compared to”), unless otherwise noted, are comparing the fourth quarter of 2017 with the fourth quarter of 2016.

•	Consolidated net sales of $231.7 million increased 16% compared to $200.2 million. Recently acquired businesses as a whole accounted for $8.3 million (26%) of the increased net sales.

•
North America net sales of $190.9 million increased 10% compared to $172.8 million, primarily due to increases in average net sales unit prices and sales volumes. Canada's net sales increased primarily due to increased sales volumes and were not significantly affected by foreign currency translation.

•
Europe net sales of $38.4 million increased 52% compared to $25.3 million, primarily due to acquired net sales of $7.0 million, which accounted for 53% of the increased net sales, and increases in average net sales unit prices and sales volumes. Europe net sales were positively affected by approximately $2.4 million in foreign currency translations primarily related to the strengthening of the Euro, British pound, Polish zloty and Danish kroner against the United States dollar.

•
Consolidated gross profit of $102.7 million increased 8% compared to $95.0 million. Gross profit as a percentage of net sales ("gross profit margin") decreased to 44% from 47%. Recently acquired businesses had an average gross profit margin of 30% in the fourth quarter of 2017.

•	North America gross profit margin decreased to 47% from 49%, primarily due to increased material costs, partly offset by lower factory and overhead costs.

•	Europe gross profit margin decreased to 34% from 37%, primarily due to the recently acquired Gbo business.

•
Consolidated income from operations of $24.7 million decreased 5% compared to $26.1 million. As a percentage of net sales, consolidated income from operations ("operating profit margin") decreased to 11% from 13%. Recently acquired businesses as a whole recorded $3.0 million in operating losses, in the fourth quarter of 2017, including purchase accounting adjustments such as recognizing intangible amortization expense.

•	North America income from operations of $22.1 million decreased 9% compared to $24.4 million.

•	Europe loss from operations was $3.0 million compared to a loss of $3.3 million. The loss from operations in the fourth quarter included $2.0 million of severance costs.

•
The enactment of the Tax Cuts and Jobs Act in December 2017 resulted in a provisional net charge of $2.2 million in the fourth quarter of 2017, or an impact of $0.04 per fully diluted share. The charge encompasses several elements, including a federal tax on accumulated overseas profits, changes to tax credits and valuation allowances, and the revaluation of deferred tax assets and liabilities. As a result, the Company's effective tax rate was 45% for the fourth quarter of 2017, compared to 33%. The provisional net charge accounted for approximately 900 basis points of the 45% effective tax rate.

•
Consolidated net income was $13.1 million, or $0.27 per diluted share of the Company's common stock, compared to net income of $17.4 million, or $0.36 per diluted share of the Company's common stock. Recently acquired businesses as a whole recorded a net loss of $3.4 million, in the fourth quarter of 2017.

2017 Full-Year Financial Highlights

All comparisons below (which are generally indicated by words such as “increased,” “decreased,” “remained,” or “compared to”), unless otherwise noted, are comparing the year ended December 31, 2017 with the year ended December 31, 2016.

•	Consolidated net sales of $977.0 million increased 14% compared to $860.7 million. Recently acquired businesses as a whole accounted for $47.9 million (41%) of the increased net sales.

•
North America net sales of $803.7 million increased 8% compared to $742.0 million, primarily due to increases in both sales volumes and average net sales unit prices. Canada's net sales increased, primarily due to increased volumes and were not significantly affected by foreign currency translation.

•
Europe net sales of $165.2 million increased 48% compared to $111.3 million, primarily due to acquired net sales of $42.1 million, which accounted for 78% of the increased net sales, and increases in average net sales unit prices and sales volumes. Net sales were positively affected by approximately $1.4 million in foreign currency translations, primarily related to the strengthening of the Euro, Polish zloty and Danish Kroner against the United States dollar.

•
Consolidated gross profit of $446.3 million increased 8% compared to $412.5 million. Gross profit margin decreased to 46% from 48%. Recently acquired businesses had an average gross profit margin of 30% for the year ended December 31, 2017.

•	North America gross profit margin decreased to 48% from 49%.

•	Europe gross profit margin decreased to 36% from 40%, primarily due to the recently acquired Gbo business.

•
Consolidated income from operations of $139.2 million decreased slightly from $139.5 million. Consolidated operating profit margin decreased to 14% from 16%. Recently acquired businesses as a whole recognized $4.2 million in operating losses for the year ended December 31, 2017, including purchase accounting adjustments such as recognizing intangible amortization expense.

•	North America income from operations of $132.9 million decreased 3% compared to $137.3 million.

•	Europe income from operations of $4.4 million increased from $0.9 million.

•
Consolidated net income was $92.6 million, or $1.94 per diluted share of the Company's common stock, compared to net income of $89.7 million, or $1.86 per diluted share of the Company's common stock. Recently acquired businesses as a whole contributed net income of $1.8 million, in the year ended December 31, 2017, mostly as a result of a $6.3 million gain on a bargain purchase.

Management Commentary

"2017 was a highly productive year for Simpson as we laid the foundation to position our Company for long-term, sustainable and increasingly profitable growth,” commented Karen Colonias, President and Chief Executive Officer of Simpson Manufacturing Co., Inc. “Through execution on our 2020 Plan objectives, we believe we can achieve our aggressive 2020 financial targets to substantially enhance our return on invested capital and generate additional capital to return to shareholders. We made positive strides toward our financial targets during the fourth quarter by reducing estimated total annual operating expenses by $2.0 million in Europe and by $3.0 million in the concrete space. We feel we are well positioned to achieve an 8% compound annual growth rate in net sales through 2020 supported by anticipated mid-single digit growth in U.S. housing starts, the $30 million opportunity for our mechanical anchor product line in The Home Depot stores, our increased market share and profitability in Europe and our market share gains in both truss and concrete product offerings.”

Mrs. Colonias concluded, “We are confident our execution on the 2020 Plan will drive improved operational performance in our business, and as a result, we committed $70 million for the repurchase of our common stock in 2017. During the fourth quarter, we received 677,500 shares of our common stock pursuant to a new $50.0 million accelerated share repurchase program, with the remaining 20% to be delivered in the first quarter of 2018. We look forward to a successful year ahead and demonstrating the increased earnings power that we believe exists in our business.”

Corporate Developments

•
On January 29, 2018, the Company’s Board of Directors declared a quarterly cash dividend of $0.21 per share. The dividend will be payable on April 26, 2018 to shareholders of record as of April 5, 2018.

•
During the fourth quarter of 2017, the Company received 677,500 shares of the Company's common stock pursuant to a $50.0 million accelerated share repurchase program initiated in December 2017, at an average price of $59.04 per share, for a total of $40.0 million, which program will be completed in the first quarter of 2018. As of December 31, 2017, approximately $151.5 million remained available for share repurchase through December 31, 2018 under the Company's previously announced $275.0 million share repurchase authorization.

Business Outlook

Subject to changing economic conditions, future events and circumstances:

•	The Company currently believes the market price for steel will increase during the first quarter of 2018.

•	The Company estimates that its full-year 2018 gross profit margin will be between approximately 45% to 46%.

•
The Company estimates that its 2018 full-year effective tax rate will be between approximately 26% to 27%. The ultimate impact of the Tax Cuts and Jobs Act may differ materially from the Company’s estimates due to changes in the interpretations and assumptions made by the Company as well as additional regulatory guidance that may be issued and actions the Company may take as a result of the Tax Cuts and Jobs Act, such as cash repatriation to the United States. The Company will continue to assess the expected impacts of the new tax law and provide additional disclosures at appropriate times.

Conference Call Details

Investors, analysts and other interested parties are invited to join the Company’s 2017 fourth quarter and full-year financial results conference call on Monday, February 5, 2018, at 5:00 pm Eastern Time (2:00 pm Pacific Time). To participate, callers may dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time. The call will be webcast simultaneously and can be accessed through a link on the Company’s website at www.simpsonmfg.com. The webcast will remain posted on the Company’s website for 90 days.

About Simpson Manufacturing Co., Inc.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, based on numerous assumptions and subject to risks and uncertainties (some of which are beyond our control), such as statements above regarding future execution and effects of the Company’s 2020 Plan, the Company’s prospective profitability, earnings power, market shares, software and concrete offerings, relationship with Home Depot, cost reduction measures, operating expenses and inventory, the Company’s anticipated or estimated gross profit margin, effective tax rate, and impact of the Tax Cuts and Jobs Act as well as projected housing starts and steel prices. Forward-looking statements generally can be identified by words such as “believe,” "anticipate," “estimate,” “expect,” “look forward,” “to be,” “plan,” “target,” “opportunity,” “change,” “future,” “will,” “can,” “may” or similar expressions. Forward-looking statements are necessarily speculative in nature. Although the Company believes that these forward-looking statements are reasonable, as some or all of the assumptions of the forward-looking statements may not materialize, the Company does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company's business, operations and financial condition. Those factors include, but are not limited to: (i) the impact, execution and effectiveness of the Company’s current strategic plan, the 2020 Plan, and the Company’s efforts and costs to implement the plan, (ii) general business cycles and construction business conditions; (iii) customer acceptance of the Company's products; (iv) product liability claims, contractual liability, engineering and design liability and similar liabilities or claims, (v) relationships with key customers; (vi) materials and manufacturing costs; (vii) the financial condition of customers, competitors and suppliers; (viii) technological developments including software development; (ix) increased competition; (x) changes in industry practices or regulations; (xi) litigation risks and actions by activist shareholders, (xii) changes in capital and credit market conditions; (xiii) governmental and business conditions in countries where the Company's products are manufactured and sold; (xiv) changes in trade regulations; (xv) the effects of acquisition activities of the Company or the lack thereof; (xvi) changes in the Company's plans, strategies, objectives, assumptions, expectations or intentions; (xvii) natural disasters and other factors that are beyond the Company’s reasonable control; (xviii) changes in U.S. and international taxes, tariffs and duties including those imposed on the Company’s income, imports, exports and repatriation of funds; and (xix) other risks and uncertainties indicated from time to time in the Company's filings with the U.S. Securities and Exchange Commission including in the Company's most recent Annual Report on Form 10-K under the heading “Item 1A - Risk Factors.” The Company’s actual results therefore may differ substantially from the results suggested by any forward-looking statements in this document. Except as required by law, the Company undertakes no obligation to publicly release any update or revision to these forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise. The information in this document speaks as of the date hereof and is subject to future changes. Any distribution of this document after the date hereof is not intended and should not be construed as updating or confirming such information. In light of the foregoing, investors are urged not to rely on our forward-looking statements in making an investment decision about our securities. We further do not accept any responsibility for any projections or reports published by analysts, investors or other third parties. The financial information set forth herein is presented on a preliminary unreviewed and unaudited basis; audited financial statements will be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, when filed.

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net sales	$231,681	$200,192	$977,025	$860,661
Cost of sales	128,983	105,226	530,761	448,211
Gross profit	102,698	94,966	446,264	412,450
Gross profit margin	44%	47%	46%	48%
Research and development and engineering expense	12,565	12,441	47,616	46,248
Selling expense	28,753	24,030	114,903	98,343
General and administrative expense	36,688	32,376	144,738	129,162
Gain on disposal of assets	(13)	(17)	(160)	(780)
Income from operations	24,705	26,136	139,167	139,477
Operating profit margin	11%	13%	14%	16%
Loss in equity method investment, before tax	(33)	—	(86)	—
Interest expense, net	(104)	(177)	(788)	(577)
Gain on bargain purchase of a business (adjustment)	—	—	6,336	—
Loss on disposal of a business	(654)	—	(211)	—
Income before taxes	23,914	25,959	144,418	138,900
Effective tax rate	45%	33%	36%	35%
Provision for income taxes	10,829	8,565	51,801	49,166
Net income	$13,085	$17,394	$92,617	$89,734
Earnings per common share:
Basic	$0.28	$0.37	$1.95	$1.87
Diluted	$0.27	$0.36	$1.94	$1.86
Weighted average shares outstanding:
Basic	47,307	47,505	47,486	48,084
Diluted	47,594	47,754	47,774	48,295
Other data:
Depreciation and amortization	$6,844	$6,442	$33,724	$27,927
Pre-tax equity-based compensation expense	2,092	4,239	13,908	13,946

Cash dividend declared per common share	$—	$0.18	$0.81	$0.70

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Condensed Balance Sheets
(In thousands)

	December 31,
	2017	2016
Cash and short-term investments	$168,514	$226,537
Trade accounts receivable, net	135,958	112,423
Inventories	251,584	232,274
Other current assets	25,751	14,013
Total current assets	581,807	585,247
Property, plant and equipment, net	273,020	232,810
Goodwill	137,140	124,479
Other noncurrent assets	43,422	37,438
Total assets	$1,035,389	$979,974
Trade accounts payable	$30,936	$27,674
Capital lease obligation - current portion	1,055	—
Other current liabilities	102,366	81,122
Total current liabilities	134,357	108,796
Other long-term liabilities - net of current portion	16,254	5,336
Stockholders' equity	884,778	865,842
Total liabilities and stockholders' equity	$1,035,389	$979,974

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Segment and Product Group Information
(In thousands)

	Three Months Ended			Twelve Months Ended
	December 31,		%	December 31,		%
	2017	2016	change *	2017	2016	change *
Net Sales by Reporting Segment
North America	$190,932	$172,824	10%	$803,697	$742,021	8%
Percentage of total net sales	82%	86%		82%	86%
Europe	38,404	25,271	52%	165,155	111,274	48%
Percentage of total net sales	17%	13%		17%	13%
Asia/Pacific	2,345	2,097	12%	8,173	7,366	11%
Percentage of total net sales	1%	1%		1%	1%
Total	$231,681	$200,192	16%	$977,025	$860,661	14%
Net Sales by Product Group**
Wood Construction	$193,993	$170,389	14%	$833,200	$732,414	14%
Percentage of total net sales	84%	85%		85%	85%
Concrete Construction	37,317	29,803	25%	143,102	128,247	12%
Percentage of total net sales	16%	15%		15%	15%
Other	371	—	N/M	—	—	N/M
Total	$231,681	$200,192	16%	$977,025	$860,661	14%
Gross Profit by Reporting Segment
North America	$89,086	$84,818	5%	$386,189	$365,758	6%
North America gross profit margin	47%	49%		48%	49%
Europe	13,041	9,293	40%	58,973	44,038	34%
Europe gross profit margin	34%	37%		36%	40%
Asia/Pacific	307	552	N/M	971	2,419	(60)%
Administrative and all other	264	303	N/M	131	235	N/M
Total	$102,698	$94,966	8%	$446,264	$412,450	8%
Income (Loss) from Operations
North America	$22,141	$24,387	(9)%	$132,889	$137,311	(3)%
North America operating profit margin	12%	14%		17%	19%
Europe	(3,022)	(3,284)	8%	4,421	895	N/M
Europe operating profit margin	(8)%	(13)%		3%	1%
Asia/Pacific	1,520	883	72%	1,179	2,140	45%
Administrative and all other	4,066	4,150	N/M	678	(869)	N/M
Total	$24,705	$26,136	(5)%	$139,167	$139,477	—%

*	Unfavorable percentage changes are presented in parentheses.
**	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
N/M	Statistic is not material or not meaningful.

CONTACT:
Addo Investor Relations
investor.relations@strongtie.com
(310) 829-5400